AETNA ASIAN GROWTH FUND
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a)     The Special Meeting of the Shareholders of Aetna
	Asian Growth ("the Fund") was held on July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.


		     AFFIRMATIVE VOTES         NEGATIVE VOTES
Morton Ehrlich        2,587,367.987              47,674.019
Maria T. Fighetti     2,587,367.987              47,674.019
David L. Grove        2,587,367.987              47,674.019
Timothy A. Holt       2,587,367.987              47,674.019
Daniel P. Kearney     2,587,367.987              47,674.019
Sidney Koch           2,587,367.987              47,674.019
Shaun P. Mathews      2,587,367.987              47,674.019
Corine T. Norgaard    2,587,367.987              47,674.019
Richard G. Scheide    2,587,367.987              47,674.019









EX99.221